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                                                                     EXHIBIT 8
                   [PIETRANTONI MENDEZ & ALVAREZ LETTERHEAD]

                                                              October 31, 2003

Popular, Inc.
Popular Center Building
209 Munoz Rivera Ave
Hato Rey, Puerto Rico 00918

Dear Sirs:

         We have acted as counsel to Popular, Inc., a Puerto Rico corporation (the "Company") and Popular Capital Trust I, a Delaware statutory trust (the "Trust") with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 12,000,000 of the 6.70% Cumulative Monthly Income Trust Preferred Securities (the "Capital Securities") of the Trust, and an aggregate principal amount of $300,000,000 of the 6.70% Junior Subordinated Debentures, Series A, due November 1, 2033, of the Company (the "Debentures").

         We have examined the prospectus supplement relating to the Capital Securities (the "Prospectus Supplement"), dated October 27, 2003, filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Act and have reviewed the summary of the material Federal and Puerto Rico income tax considerations of the proposed offering described in the Prospectus Supplement (the "Summary") appearing under the caption "Certain Tax Considerations." We have also reviewed such other documents and instruments and have examined such questions of law as we have considered necessary for the purpose of this opinion. In addition, we have relied on certificates of officers of the Company as to certain factual matters.

         It is our opinion that the statements of law contained in the Summary, subject to the limitations stated in the Summary and below, while not purporting to discuss all Federal and Puerto Rico income tax ramifications of the offering, are accurate statements of the material Federal and Puerto Rico tax consequences to the investors who purchase Capital Securities in the offering described in the Prospectus Supplement.

         Our opinion is based upon the review of the Prospectus


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Supplement and of applicable Federal and Puerto Rico income tax statutes, regulations, rulings and decisions, as now in effect. A change in any of the foregoing could necessitate a change in our opinion. In addition, our opinion pertains only to the accuracy of the statements of law contained in the Summary. As to the statements of fact, we are relying upon your representation that such factual matters are accurate. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 (File Nos. 333-108559 and 333-108559-04) and to the reference to us under the heading "Certain Tax Considerations" in the Prospectus Supplement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                            Very truly yours,




                                            /s/ PIETRANTONI MENDEZ & ALVAREZ LLP